Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE, dated as of January 25, 2019 (this “Supplemental Indenture”), by and among Broadcom Corporation, a California corporation, as issuer (the “Company”), Broadcom Cayman Finance Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, as co-issuer (the “Co-Issuer” and, together with the Company, the “Issuers”), Broadcom Technologies Inc., a Delaware corporation (“Broadcom Technologies”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

WHEREAS, the Issuers, Broadcom Limited, a public limited company incorporated under the laws of the Republic of Singapore, as a guarantor (“Old Broadcom Parent”), Broadcom Cayman L.P., an exempted limited partnership registered under the laws of the Cayman Islands, acting through Old Broadcom Parent its general partner, as a guarantor, and the Trustee executed an Indenture, dated as of January 19, 2017, as amended by that First Supplemental Indenture, dated as of April 9, 2018 (the “First Supplemental Indenture”), by and among the Issuers, Broadcom Inc., a Delaware corporation, and the Trustee, and as amended, supplemented, or otherwise modified (the “Indenture”), relating to the Issuers’ 2.375% Senior Notes due 2020, the Issuers’ 3.000% Senior Notes due 2022, the Issuers’ 3.625% Senior Notes due 2024 and the Issuers’ 3.875% Senior Notes due 2027;

WHEREAS, pursuant to a series of transactions completed in connection with the establishment of a new parent holding company and other corporate reorganization actions, among other things, Old Broadcom Parent filed a special resolution approving its conversion from a public limited company to a private company limited by shares incorporated under the laws of the Republic of Singapore with the Accounting and Corporate Regulatory Authority of Singapore, and changed its legal name from “Broadcom Limited” to “Broadcom Pte. Ltd.;”

WHEREAS, Old Broadcom Parent has filed a special resolution to be wound up voluntarily pursuant to Section 290(1) of the Companies Act (Cap. 50) of Singapore pursuant to which, among other things, Old Broadcom Parent has distributed all the common shares of the Company and all of the ordinary shares of the Co-Issuer, to Broadcom Technologies;

WHEREAS, Section 5.01 of the Indenture provides that an Obligor may convey all or substantially all of its properties and assets to any Person if, among other things, such Person expressly assumes by supplemental indenture such Obligor’s obligations on the Notes and under the Indenture;

WHEREAS, Section 9.01(2) of the Indenture provides that without the consent of any Holders, the Issuers and the Trustee may enter into a supplemental indenture to evidence that another Person has become a successor of an Obligor and that the successor assumes such Obligor’s covenants, agreements, and obligations in the Indenture and in the Notes in accordance with the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, except as otherwise defined herein in this Supplemental Indenture, capitalized terms used in this Supplemental Indenture have the meanings specified in the Indenture;

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

ASSUMPTION AND RELEASE

Section 1.01. Assumption. Broadcom Technologies hereby agrees to become a Guarantor bound by the guarantee of the Notes on the terms set forth in Article 11 of the Indenture and assumes Old Broadcom Parent’s covenants, agreements, and obligations in the Indenture and in the Notes in accordance with the Indenture.

Section 1.02 Release. Upon the assumption made pursuant to Section 1.01 above, Old Broadcom Parent is automatically and unconditionally released from its guarantee of the Notes in accordance with Section 11.03(a)(1).

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect.

Section 2.02. Trustee’s Disclaimer. The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and Broadcom Technologies.

Section 2.03. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUERS, BROADCOM TECHNOLOGIES AND THE TRUSTEE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 2.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.05. Headings. The Article and Section headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

BROADCOM CAYMAN FINANCE LIMITED

By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Director

BROADCOM CORPORATION

By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Vice President, Chief Financial Officer
and Secretary

BROADCOM TECHNOLOGIES INC.

By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer and Treasurer

[Signature Page to Second Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sarah Vilhauer
Name: Sarah Vilhauer
Title: Banking Officer

[Signature Page to Second Supplemental Indenture]